Exhibit 99.1

Civista Bancshares, Inc. Announces Strong First Quarter 2019 Earnings

Sandusky, Ohio, May 3, 2019 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $9.5 million, or $0.57 per diluted share, for the first quarter of 2019. This compares to net income available to common shareholders of $6.7 million, or $0.55 per diluted share, for the first quarter of 2018.

“We continue to build upon the success of the UCB acquisition and efforts that we put in place during 2018. Our net interest margin has continued to expand, due in large part to the solid core deposit base that the legacy Civista and UCB teams put in place. While our loan balances only grew 2.9% on an annualized basis during the first quarter, the first quarter tends to be a slower quarter for our loan portfolio. Our team continues to put together core earnings growth and very strong asset quality.” said Dennis G. Shaffer, President and CEO of Civista.

Factors Affecting Comparability

Civista acquired United Community Bancorp (“UCB”) in September 2018. The financial position and results of operations of UCB prior to its acquisition date are not included in the Company’s financial results for periods prior to the acquisition date.

Results of Operations:

Net interest income increased $6.9 million, or 47.0%, for the first quarter of 2019 compared to the same period of 2018. Interest income increased $8.7 million, or 54.4%, for the first quarter of 2019. Average earning assets increased $514.6 million, which resulted in $6.3 million of the increase in interest income. Additionally, yields increased 65 basis points which resulted in $2.4 million of the increase in interest income. Accretion income associated with purchased loan portfolios totaled $992 thousand or approximately 22 basis points for the quarter. Interest expense increased $1.7 million, or 148.7%, for the first quarter of 2019 compared to the same period of 2018. Average interest-bearing liabilities increased $384.0 million, resulting in $701 thousand of the increase in interest expense. Average rates increased 39 basis points, resulting in $1.0 million of the increase in interest expense. The tax equivalent net interest margin increased 40 basis points to 4.45% for the first quarter of 2019, compared to 4.05% for the same period a year ago. Accretion income from the UCB acquisition contributed approximately 22 basis points to the increase in net interest margin.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended March 31,
	2019			2018
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans	$1,564,208	$20,963	5.44%	$1,147,441	$13,639	4.82%
Taxable securities	207,600	1,748	3.43%	140,999	986	2.83%
Non-taxable securities	157,619	1,351	4.49%	101,478	878	4.53%
Interest-bearing deposits in other banks	88,096	522	2.40%	113,025	421	1.51%

Total interest-earning assets	$2,017,523	24,584	5.02%	$1,502,943	15,924	4.37%

Noninterest-earning assets:
Cash and due from financial institutions	92,782			90,358
Premises and equipment, net	21,924			17,529
Accrued interest receivable	6,534			4,445
Intangible assets	86,116			28,368
Other assets	20,053			11,243
Bank owned life insurance	43,643			25,175
Less allowance for loan losses	(13,885)			(13,141)

Total Assets	$2,274,690			$1,666,920

Liabilities and Shareholders’ Equity:

Interest-bearing liabilities:
Demand and savings	$855,666	$708	0.34%	$616,213	$252	0.17%
Time	270,507	1,183	1.77%	187,391	455	0.98%
FHLB	97,267	597	2.49%	39,642	152	1.56%
Subordinated debentures	29,427	372	5.13%	29,427	288	3.97%
Repurchase agreements	22,197	5	0.09%	18,398	5	0.11%

Total interest-bearing liabilities	$1,275,064	2,865	0.91%	$891,071	1,152	0.52%

Noninterest-bearing deposits	680,929			576,809
Other liabilities	17,041			14,608
Shareholders’ equity	301,656			184,432

Total Liabilities and Shareholders’ Equity	$2,274,690			$1,666,920

Net interest income and interest rate spread		$21,719	4.11%		$14,772	3.85%
Net interest margin			4.45%			4.05%

* - Interest yields are presented on an annualized basis and are calculated using a 21% tax-equivalent adjustment

No provision for loan losses was made during the three month periods ended March 31, 2019 and 2018.

For the first quarter of 2019, noninterest income totaled $6.3 million, an increase of $668 thousand, or 11.9%, compared to the prior year’s first quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended March 31,
	2019	2018
Service charges	$1,456	$1,134
Net gain on sale of securities	4	—
Net gain on equity securities	2	40
Net gain on sale of loans	331	333
ATM/Interchange fees	906	554
Wealth management fees	847	852
Bank owned life insurance	247	142
Tax refund processing fees	2,200	2,200
Other	291	361

Total noninterest income	$6,284	$5,616

Service charges increased $322 thousand, or 28.4%, ATM/Interchange fees increased $352 thousand, or 63.5% and bank owned life insurance increased $105 thousand, or 73.9% all primarily due to the Company’s acquisition of UCB during the third quarter of 2018.

For the first quarter of 2019, noninterest expense totaled $16.4 million, an increase of $4.2 million, or 34.8%, compared to the prior year’s first quarter

Noninterest expense
(unaudited - dollars in thousands)	Three months ended March 31,
	2019	2018
Compensation expense	$9,805	$7,374
Net occupancy and equipment	1,503	1,135
Contracted data processing	419	348
Taxes and assessments	593	469
Professional services	694	552
Amortization of intangible assets	240	33
Marketing	340	318
Other	2,855	1,976

Total noninterest expense	$16,449	$12,205

Compensation expense increased $2.4 million, or 33.0%, primarily due to the acquisition of UCB as well as normal merit increases during 2018 and an increase in health insurance costs. Net occupancy and equipment expense increased $368 thousand, or 32.4%, taxes and assessments increased $124 thousand, or 26.4%, amortization of intangible assets increased $207 thousand, or 627.3% and other expense increased $879 thousand, or 44.5%, all primarily as a result of the acquisition of UCB.

The efficiency ratio was 58.0% for the three months ended March 31, 2019 compared to 59.2% for the three months ended March 31, 2018. The improvement in the efficiency ratio is due primarily to the increase in net interest income.

Civista’s effective income tax rate for the first quarter 2019 was 16.3% compared to 14.6% in 2018.

Balance Sheet

Total assets increased $138.7 million, or 6.5%, from December 31, 2018 to March 31, 2019, due to a $121.3 million increase in cash, primarily related to the tax refund processing program, as well as a $3.6 million increase in Investment securities and an $11.3 million increase in the loan portfolio.

End of period loan balances (unaudited - dollars in thousands)
	March 31, 2019	December 31, 2018	$ Change	% Change
Commercial and Agriculture	$179,200	$177,101	$2,099	1.2%
Commercial Real Estate:
Owner Occupied	217,030	210,121	6,909	3.3%
Non-owner Occupied	539,420	523,598	15,822	3.0%
Residential Real Estate	461,340	457,850	3,490	0.8%
Real Estate Construction	123,905	135,195	(11,290)	-8.4%
Farm Real Estate	35,645	38,513	(2,868)	-7.4%
Consumer and Other	16,653	19,563	(2,910)	-14.9%

Total Loans	$1,573,193	$1,561,941	$11,252	0.7%

Loan growth during 2019 totaled $11.3 million with increases in Commercial & Agriculture, Commercial Real Estate – Owner Occupied and Residential Real Estate. Commercial Real Estate – Non-Owner Occupied also increased, driven primarily by two projects that were in Real Estate Construction and converted to permanent financing.

Total deposits increased $185.9 million, or 11.8%, from December 31, 2018 to March 31, 2019.

End of period deposit balances (unaudited - dollars in thousands)
	March 31, 2019	December 31, 2018	$ Change	% Change
Noninterest-bearing demand	$657,510	$468,083	$189,427	40.5%
Interest-bearing demand	284,369	261,996	22,373	8.5%
Savings and money market	550,591	562,882	(12,291)	-2.2%
Time deposits	264,095	258,832	5,263	2.0%
Brokered deposits	9,236	28,100	(18,864)	-67.1%

Total Deposits	$1,765,801	$1,579,893	$185,908	11.8%

The increase was due almost entirely to the additional cash balances related to the tax refund processing program, which led to the increase in noninterest-bearing demand of $189.4 million. Interest-bearing demand deposits increased, primarily due to increases in public fund accounts. The increase in tax refund processing cash also led to a decrease in brokered deposits, as well as overnight funding from the Federal Home Loan Bank (“FHLB”). FHLB advances totaled $127.1 million at March 31, 2019, a decrease of $66.5 million, or 34.3%, from December 31, 2018.

Asset Quality

Civista recorded net recoveries of $143 thousand for the three months of 2019 compared to net charge-offs of $320 thousand for the same period of 2018.

Allowance for Loan Losses (unaudited - dollars in thousands)
	March 31, 2019	March 31, 2018
Beginning of period	$13,679	$13,134
Charge-offs	(239)	(425)
Recoveries	382	105
Provision	—	—

End of period	$13,822	$12,814

The allowance for loan losses to loans was 0.88% at March 31, 2019 and December 31, 2018. The non-performing assets to assets ratio decreased to 0.40% from 0.46% in 2018. The allowance for loan losses to non-performing loans increased to 150.6% from 137.9% in 2018.

Non-performing assets at March 31, 2019 were $9.2 million, a 7.5% decrease from December 31, 2018. Nonaccrual loans include $569 thousand and $1.0 million of purchased credit-impaired (“PCI”) loans at March 31, 2019 and December 31, 2018, respectively.

Non-performing Assets
(dollars in thousands)	March 31,	December 31,
	2019	2018
Non-accrual loans	$5,581	$6,898
Restructured loans	3,597	3,024

Total non-performing loans	9,178	9,922
Other Real Estate Owned	—	—

Total non-performing assets	$9,178	$9,922

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the first quarter of 2019 at 1:00 p.m. ET on Friday, May 3, 2019. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. First Quarter 2019 Earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.3 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 38 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Operations

	Three Months Ended March 31, (unaudited)
	2019	2018
Interest and dividend income	$24,584	$15,924
Interest expense	2,865	1,152

Net interest income	21,719	14,772
Provision for loan losses	—	—

Net interest income after provision	21,719	14,772
Noninterest income	6,284	5,616
Noninterest expense	16,449	12,205

Income before taxes	11,554	8,183
Income tax expense	1,885	1,194

Net income	9,669	6,989
Preferred stock dividends	164	303

Net income available to common shareholders	$9,505	$6,686

Dividends per common share	$0.09	$0.07

Earnings per common share,
basic	$0.61	$0.65
diluted	$0.57	$0.55

Average shares outstanding,
basic	15,607,655	10,213,264
diluted	16,901,830	12,597,394

Selected financial ratios:
Return on average assets	1.72%	1.70%
Return on average equity	13.00%	15.37%
Dividend payout ratio	14.53%	10.23%
Net interest margin (tax equivalent)	4.45%	4.05%

Selected Balance Sheet Items

	March 31,	December 31,
	2019	2018
	(unaudited)	(unaudited)
Cash and due from financial institutions	$164,094	$42,779
Investment securities	351,006	347,364
Loans held for sale	1,444	1,391
Loans	1,573,193	1,561,941
Less allowance for loan losses	13,822	13,679

Net loans	1,559,371	1,548,262
Other securities	20,280	21,021
Premises and equipment, net	21,772	22,021
Goodwill and other intangibles	85,955	86,203
Bank owned life insurance	44,239	43,037
Other assets	29,541	26,876

Total assets	$2,277,702	$2,138,954

Total deposits	$1,765,801	$1,579,893
Federal Home Loan Bank advances	127,100	193,600
Securities sold under agreements to repurchase	21,970	22,199
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	21,347	14,937
Total shareholders’ equity	312,057	298,898

Total liabilities and shareholders’ equity	$2,277,702	$2,138,954

Shares outstanding at period end	15,624,113	15,603,499

Book value per share	$19.37	$18.56
Equity to asset ratio	13.70%	13.97%

Selected asset quality ratios:
Allowance for loan losses to total loans	0.88%	0.88%
Non-performing assets to total assets	0.40%	0.46%
Allowance for loan losses to non-performing loans	150.60%	137.87%

Non-performing asset analysis
Nonaccrual loans	$5,581	$6,898
Troubled debt restructurings	3,597	3,024
Other real estate owned	—	—

Total	$9,178	$9,922

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
End of Period Balances	2019	2018	2018	2018	2018

Assets
Cash and due from banks	$164,094	$42,779	$64,754	$41,156	$118,970
Investment securities	351,006	347,364	318,112	231,013	234,915
Loans held for sale	1,444	1,391	4,025	4,058	2,379
Loans	1,573,193	1,561,941	1,515,644	1,180,032	1,153,758
Allowance for loan losses	(13,822)	(13,679)	(13,331)	(12,867)	(12,814)

Net Loans	1,559,371	1,548,262	1,502,313	1,167,165	1,140,944
Other securities	20,280	21,021	17,774	15,154	14,247
Premises and equipment, net	21,772	22,021	22,518	17,308	17,424
Goodwill and other intangibles	85,955	86,203	85,964	28,342	28,354
Bank owned life insurance	44,239	43,037	42,750	25,411	25,267
Other assets	29,541	26,876	27,325	18,700	17,805

Total Assets	$2,277,702	$2,138,954	$2,085,535	$1,548,307	$1,600,305

Liabilities
Total deposits	$1,765,801	$1,579,893	$1,577,755	$1,146,172	$1,290,671
Federal Home Loan Bank advances	127,100	193,600	145,100	156,200	60,000
Securities sold under agreement to repurchase	21,970	22,199	18,515	14,230	17,452
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	21,347	14,937	25,350	12,430	14,712

Total liabilities	1,965,645	1,840,056	1,796,147	1,358,459	1,412,262

Shareholders’ Equity
Preferred shares, Series B	9,364	9,364	10,878	13,250	17,034
Common stock	266,990	266,901	265,324	158,191	154,170
Accumulated earnings	49,421	41,320	35,302	39,898	37,902
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive loss	3,517	(1,452)	(4,881)	(4,256)	(3,828)

Total shareholders’ equity	312,057	298,898	289,388	189,848	188,043

Total Liabilities and Shareholders’ Equity	$2,277,702	$2,138,954	$2,085,535	$1,548,307	$1,600,305

Quarterly Average Balances
Assets:
Earning assets	$2,017,523	$1,907,966	$1,534,039	$1,427,953	$1,502,943
Securities	365,219	352,412	252,832	247,301	242,477
Loans	1,564,208	1,532,012	1,256,680	1,158,956	1,147,441
Liabilities and Shareholders’ Equity
Total deposits	$1,807,102	$1,591,521	$1,202,419	$1,190,415	$1,380,413
Interest-bearing deposits	$1,126,173	1,120,876	816,773	756,289	803,604
Interest-bearing liabilities	148,891	204,002	228,164	149,433	87,467
Total shareholders’ equity	301,656	290,096	205,601	188,330	184,432

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Income statement	2019	2018	2018	2018	2018
Total interest and dividend income	$24,584	$23,707	$17,886	$16,160	$15,924
Total interest expense	2,865	2,962	2,062	1,394	1,152

Net interest income	21,719	20,745	15,824	14,766	14,772
Provision for loan losses	—	390	390	—	—
Noninterest income	6,284	4,838	3,288	4,390	5,616
Noninterest expense	16,449	16,391	22,156	15,928	12,205

Income (loss) before taxes	11,554	8,802	(3,434)	3,228	8,183
Income tax expense (benefit)	1,885	1,233	(1)	214	1,194

Net income (loss)	9,669	7,569	(3,433)	3,014	6,989
Preferred stock dividends	164	165	192	299	303

Net income (loss) available to common shareholders	$9,505	$7,404	$(3,625)	$2,715	$6,686

Common shares dividend paid	$1,404	$1,386	$971	$719	$714

Per share data
Basic earnings per common share	$0.61	$0.48	$(0.31)	$0.26	$0.65
Diluted earnings per common share	0.57	0.45	(0.31)	0.24	0.55
Dividends per common share	0.09	0.09	0.09	0.07	0.07
Average common shares outstanding - basic	15,607,655	15,521,404	11,627,093	10,470,839	10,213,264
Average common shares outstanding - diluted	16,901,830	16,898,186	13,271,073	12,615,336	12,597,394

Asset quality
Allowance for loan losses, beginning of period	$13,679	$13,331	$12,867	$12,814	$13,134
Charge-offs	(239)	(119)	(133)	(226)	(425)
Recoveries	382	77	207	279	105
Provision	—	390	390	—	—

Allowance for loan losses, end of period	$13,822	$13,679	$13,331	$12,867	$12,814

Ratios
Allowance to total loans	0.88%	0.88%	0.88%	1.09%	1.11%
Allowance to nonperforming assets	150.60%	137.87%	132.86%	168.36%	154.21%
Allowance to nonperforming loans	150.60%	137.87%	132.86%	168.36%	154.41%

Nonperforming assets
Nonperforming loans	$9,178	$9,140	$10,034	$7,642	$8,298
Other real estate owned	—	—	—	—	11

Total nonperforming assets	$9,178	$9,140	$10,034	$7,642	$8,309

Capital and liquidity
Tier 1 leverage ratio	11.64%	12.22%	15.37%	12.96%	11.82%
Tier 1 risk-based capital ratio	15.64%	15.30%	15.43%	15.71%	15.87%
Total risk-based capital ratio	16.48%	16.15%	16.29%	16.74%	16.92%
Tangible common equity ratio	9.96%	9.98%	9.71%	9.80%	9.12%

Non-GAAP Reconciliation

Tangible Common Equity and Tangible Assets

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Tangible Common Equity
Total Equity	$312,057	$298,898	$289,388	$189,848	$188,043
Less: Preferred Equity	9,364	9,364	10,878	13,250	17,034
Less: Goodwill and intangible assets	84,299	84,540	84,286	27,572	27,598

Tangible common equity	$218,394	$204,994	$194,224	$149,026	$143,411

Total Shares Outstanding	15,624,113	15,603,499	15,395,064	10,788,892	10,243,274

Tangible book value per share	$13.98	$13.14	$12.62	$13.81	$14.00

Tangible Assets
Total Assets	$2,277,702	$2,138,954	$2,085,535	$1,548,307	$1,600,305
Less: Goodwill and intangible assets	84,299	84,540	84,286	27,572	27,598

Tangible assets	$2,193,403	$2,054,414	$2,001,249	$1,520,735	$1,572,707

Tangible common equity to tangible assets	9.96%	9.98%	9.71%	9.80%	9.12%